Exhibit 10.30

April 12, 2019

Personal and Confidential
By E-mail

Colin McCracken
Paddock View. Pettoch Farm
Low Coylton
KA6 6HD
United Kingdom
Dear Colin:

    RE: Conditional Offer of Employment

On behalf of Fluidigm Canada Inc. (the “Company”), we are very pleased to offer you continued full-time employment with the Company. This letter provides the details of our offer and the procedure for returning your acceptance. Please read it carefully, and let us know if you have any questions.

Once you have signed and returned this letter, it will become a binding agreement between you and the Company (referred to herein as the “Agreement”). Please keep a copy of this Agreement for your own records. For certainty, the terms of this Agreement shall supersede and replace any and all prior agreements or arrangements in respect of your employment with the Company and any of its affiliates including, for certainty, your offer letter dated November 30, 2018 with Fluidigm UK Limited.

Please note that this offer of continued employment is conditional upon you obtaining the appropriate work permit or other necessary approvals so that you are eligible to work in Canada. If this condition is not met on the date that is immediately prior to your Start Date for any reason, then this offer of continued employment will be null and void, and you will not become an employee of the Company, even if you have already executed this Agreement. In that circumstance, you will continue to be employed by Fluidigm UK Limited.

1.Position and Start Date. You will be employed in the position of Chief Commercial Officer starting on September 1, 2019 or such other date as mutually agreed-upon (the “Start Date”). In your position, you will report directly to Christopher Linthwaite, President and CEO of Fluidigm Corporation, and perform the duties as outlined in the attached job description. It is to be expected that your responsibilities will adjust with the growth of the Company. For certainty, the Company shall recognize your prior period of service with Fluidigm UK Limited commencing on March 4, 2019 for purposes relating to your employment with the Company. Prior to your Start Date, you undertake that you will provide proof of your eligibility to work in Canada upon the request of the Company.

2.Base Salary. Your starting annual salary with the Company shall be paid to you in Canadian dollars, and shall be set at the equivalent amount to USD $335,000.00, which shall be converted into Canadian dollars at the posted exchange rate at which the Royal Bank of Canada would buy USD on your Start Date. This amount, once converted into Canadian dollars, shall be your “Base Salary”. Your Base Salary will be payable to you by direct deposit in equal bi-monthly instalments, and these instalments will be subject to all applicable tax, statutory withholdings and other deductions.

3.Bonus. You will be eligible to participate in the Company’s bonus program, in accordance with its terms (the "Program"). The payment of a bonus and the bonus amounts are within the Company’s discretion; they are not guaranteed and may fluctuate depending upon Company and individual performance. All payments, rights or entitlements under the Program will be governed by the terms of the formal documents or policies establishing the Program and your rights on termination of employment with respect to bonus will be governed by the termination provisions of this Agreement.

4.Relocation. As previously agreed, your relocation package will include the following:

(a)Up to USD $88,000 (coverted into Canadian dollars as described in Section 2 above) of relocation expenses (either directly or indirectly through a third-party relocation company), which will be re-paid by you to the Company if your employment is terminated either by you, or by the Company other than for Cause (as defined in The Fluidigm Corporation Change of Control and Severance Plan (the "Plan")), as follows: (i) 100% during the first 12 months after you relocate from the United Kingdom to Canada; or (ii) if such termination occurs in the second 12-month period after your relocation, 1/12th of the total amount of the relocation expenses multiplied by the number months remaining in such second 12-month period;

(b)Reimbursement to you, for up to two (2) years following your relocation from the United Kingdom to Canada, of up to USD $5,700 (converted into Canadian dollars as described in Section 2 above) per month for vehicle and other living expenses incurred in Canada; and

(c)Reimbursement to you for the purchase of airline tickets for premium economy seats for all members of your immediate family who have relocated to Canada with you, for up to two (2) trips to the United Kingdom from Canada during each of the two (2) consecutive 12-month periods following your relocation to Canada.

Upon expiration of the reimbursement periods stated in subsections 4(b) and (c) above, Company and you may enter into discussions to extend such periods.

5.Group Insurance Plans. Upon your Start Date, you will be eligible to enrol in the Company's group-insured employee benefit plans, including medical and dental (the "Group Insurance Plan"). If a provider (e.g., an insurance company) refuses for any reason (whether under its own interpretation of the terms of the relevant insurance policy or otherwise) to provide the relevant benefit(s) to you under the applicable Group Insurance Plan, then the Company shall not be liable to provide such benefit(s), or provide you with any additional compensation in lieu of such benefit(s). Any payments, rights or entitlements under the Group Insurance Plan will be governed by the terms of the formal plan documents or policies establishing the benefit in issue. Your rights on termination of employment to continued participation in the Group Insurance Plan will be governed by the termination provisions of this Agreement.

In addition, Company agrees to bridge your current life insurance policy of four (4) times your Base Salary during the term of your employment in Canada.

6.Company Group RRSP. Upon your Start Date, you will be eligible to enrol in the Company's Group RRSP plan (the "Group RRSP Plan"). The Company will match your contributions, up to a maximum of 5% of your Base Salary, subject to the terms and conditions of the Group RRSP plan and the annual maximum contribution limit established by the Canada Revenue Agency. Your rights on termination of employment to continued participation in the Group RRSP will be governed by the termination provisions of this Agreement.

7.Vacations, Public Holidays and Leaves. You will be eligible for twenty eight (28) days of vacation time per calendar year, with vacation pay to be provided to you in accordance with the Employment Standards Act of Ontario, as amended from time to time (the “ESA”). All of your compensation under this Agreement includes vacation pay. You may take vacation at such time or times as you and the Company mutually agree in writing. Your vacation time will accrue at a rate of 2.33 days per month of service. Note that while service continues to accrue for purposes of calculating entitlement to vacation time during any statutory unpaid leave of absence, vacation pay does not accrue during this time. The Company encourages you to use all earned vacation each year but requires that you take your minimum statutory entitlement every year. In the event that you do not take all vacation time in any given year, you will be permitted to carry over any additional days above your statutory entitlement, to be used by no later than December 31st of the following calendar year. Subject only to any requirements under the ESA, any vacation carried over from a previous year that is not used by this date shall be forfeited by you. You will also be entitled to all public holidays and unpaid leaves of absence as per the requirements of the ESA.

8.Company Expectations. You agree to provide and perform your duties and services to the Company in a faithful and diligent manner, to the best of your ability, on a full-time basis, and to devote all of your working time, attention, skill and effort to the Company’s business. You agree that you will not be employed or engaged in any capacity in any other business without the prior written permission of the General Counsel. You agree that in carrying out your obligations pursuant to this Agreement, you shall act at all times in accordance with all applicable laws and regulations and government policies. You also agree that you will adhere to all Company policies, rules, regulations, systems and procedures (collectively the “Policies”) that are in place from time to time.

You agree that during your employment with the Company, you will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former employer or other person or entity with which you have an obligation to keep such items in confidence. You further agree that you have not, and will not, bring onto the Company’s premises or transfer onto the Company’s technology systems any unpublished document, proprietary information or trade secrets belonging to any such third party unless disclosure to, and use by, the Company has been consented to in writing by such third party.

You represent and warrant that you have no other agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Agreement, your obligations to the Company under this Agreement, or your ability to become employed and perform the services for which you are being hired by the Company. You further agree that if you have signed a confidentiality agreement, non-solicitation or non-competition agreement, or any similar type of agreement and/or covenant, with any former employer or other entity, you will comply with the terms of any such agreement/covenant(s). You represent and warrant that after undertaking a careful search (including searches of your computers, cell phones, electronic devices, and documents), you have returned all property and confidential information belonging to all prior employers (and/or other third parties you have performed services for in accordance with the terms of your applicable agreement). Moreover, you agree to fully indemnify the Company, its directors, officers, agents, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns for all verdicts, judgments, settlements, and other losses incurred by any of them resulting from your breach of my obligations under any agreement with a third party to which you are a party or obligation by which you are bound, as well as any reasonable attorneys’ fees and costs if the plaintiff is the prevailing party in such an action, except as prohibited by law.

9.Privacy. You understand and consent that the Company and its affiliates may collect, use, store or disclose personal information about you or any of your dependents or beneficiaries (the “Employee Personal Information”) as required for those purposes necessary for, or beneficial to, the conduct of the employment relationship (including benefits administration as well as for the maintenance and administration of the Company’s compliance hotline). You also understand that the Company may disclose your Employee Personal Information to a third party administrator for the purpose of administering your employment relationship with the Company or to service providers (such as legal, finance and accounting, information technology and human resources advisors and/or similar consultants and advisors), law enforcement or government authorities as necessary to comply with legal requirements or in the course of a legal action, and to legitimate recipients of communications under applicable laws, where required by law or necessary for the purpose of, or in connection with, any legal proceedings or in order to maintain or administer the Company’s compliance hotline and you hereby consent to such disclosure.

You acknowledge and consent to the storage and maintenance of your Employee Personal Information on a Company/worldwide Human Resources system in the United States. By signing this Agreement you are confirming your acceptance of this situation and authorizing the collection, use and transfer of your personal data, including your sensitive personal data, from the Company to its parent company in the United States.

10.Changes. Things change over time. As circumstances change, the Company may also make changes to certain terms and conditions of your employment. For example, we may change your reporting relationships, your duties or responsibilities, or the location of your employment. In addition, we reserve the right to unilaterally change the terms and conditions of any Policies, as well as any benefit plan or program, and bonus incentive or other compensation program. However, we agree that we will only make such changes after providing you with sixty (60) days of advance written notice in writing (unless the change(s) are not material, or are permitted to be made without advance notice under applicable law), and you agree that this prior notice shall constitute reasonable notice of any such change. You understand and agree that any such changes shall not constitute a constructive dismissal of your employment. (For purposes of this paragraph, reference to change also means discontinuance).

11.Termination of Employment. It is always difficult to consider termination, just when a new relationship is beginning; however, we believe it is important that you be aware of and agree to our termination policy. All of the termination provisions set out below will apply throughout your employment with the Company, even if your position, duties and responsibilities or compensation change significantly while you are with us.

(a)Voluntary Termination/Resignation. You may terminate your employment at any time by giving the Company two (2) weeks’ prior written notice; however, it is understood and agreed that the Company shall be entitled to waive all or part of that notice and accept your resignation at an earlier effective date. If we do so, you will be paid only to the date upon which we waive your notice.

(b)Termination for Cause. The Company may terminate your employment for just cause, at any time, without any notice or pay in lieu of notice or benefit continuation whatsoever, subject only to any further or other minimum entitlements that you have under the ESA, if any. For the purposes of this Agreement, “Cause” shall mean (i) an act of dishonesty in connection with your responsibilities as an employee, (ii) your conviction of an indictable criminal offence or any other criminal conviction relating to fraud, embezzlement or any other act of moral turpitude, (iii) your gross misconduct, (iv) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of non-disclosure as a result of your relationship with the Company, (v) your wilful breach of any any obligation under any written agreement or covenant with the Company, (vi) your continued failure to perform your employment duties after you have a received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that you have not substantially performed your duties and have failed to cure such non-performance to the Company’s satisfaction within ten (10) business days after receiving such notice, and (vii) any other misconduct or omission which would constitute just cause at law. The failure by the Company to rely on this provision in any given instance or instances shall not constitute a precedent or be deemed a waiver.

(c)Without Cause Termination. You are eligible to participate in the Plan, subject to local laws and regulations. You acknowledge that any notice, pay in lieu of such notice, severance pay or continued benefits that are provided under the Plan are inclusive of any and all statutory entitlements that you have, or may have, under the ESA or at common law. Subject only to any further or other entitlements that you have, or may have, under the ESA, you agree to accept the termination benefits that are provided by the Plan in full and final satisfaction of any claims or entitlements that you have arising from the termination of your employment without cause..

(d)Frustration of Employment. You agree that in the event that the Company determines that your employment relationship has become frustrated at law, then your employment with the Company shall immediately cease. If your employment ceases due to frustration of employment, then the Company shall only provide you with the minimum notice of termination or pay in lieu of such notice, severance pay (if applicable) and continued benefits coverage as is required by the ESA. Frustration includes, but is not limited to, your failing to maintain legal authorization to work in Canada throughout your employment, which is solely your responsibility.

(e)Provisions applicable to any Termination (whether Voluntary, For Cause or Without Cause or Frustration)

(i)Except as provided herein, you will have no claim whatsoever against the Company, its affiliates, or any of its or their officers, directors or employees, for damages, wages, bonus, incentives or other compensation, termination pay, severance pay and/or pay in lieu of notice, arising out of the termination of your employment, whether arising pursuant to the ESA or the common law.

(ii)In all cases, your rights and entitlements under any equity and bonus, incentive or other compensation program shall terminate effective your last day of active employment with the Company. For certainty, your last day of active employment shall be your last day of work with the Company or, if applicable, the last day of your statutory notice of termination period as is required by the ESA. Further, you will not be entitled to any prorated payments under any such program for that part of the year in which you were actively at work. In the event of any inconsistency between this provision and the language of the applicable equity and, bonus, incentive or other compensation program, this provision will prevail.

(iii)Upon the termination of your employment, regardless of the reason, you agree to promptly return to the Company all of the property belonging to the Company in your possession.

(iv)Upon the termination of your employment, regardless of the reason, you agree that you will not, directly or indirectly, verbally or in writing, criticize, disparage, speak negatively of, or make any harmful statement about, the Company, its affiliates, or its or their respective employees, products or services (including without limitation on any social media). Further, you will immediately cease to represent yourself as being in any way connected with, or interested in, the Company, and will immediately update any social media (including without limitation any blogs or social networking sites) to reflect this.

(v)You acknowledge that the termination provisions contained in this Section 11 are intended to provide a greater right or benefit than would otherwise be required by the ESA. However, to the extent that any provision in this Agreement would provide you with less than your minimum statutory entitlements under the ESA, then such provision shall be deemed to be severed from this Agreement, and you shall instead be entitled to receive only your minimum statutory entitlements as are required under the ESA, which you agree to accept in full and final satisfaction of any entitlement that you have or may have.

12.Conditions. This offer of employment is contingent on the following conditions being met. If you do not meet these conditions, the Company may ask for additional information and, after consideration, will advise you if it is prepared to continue to offer you employment.

(a)You signing and returning the enclosed Confidential Information and Invention Assignment Agreement and the Job Description;

(b)You providing evidence confirming your lawful right to work for the Company in Canada at our Markham location for at least twelve (12) months.

(c)Your affirmation, by signing and returning this Agreement, that:

(i)you are not a party to any non-competition or non-solicitation agreement with any other employer. If you have such an agreement, you must provide a copy to the Company for review. The Company will then advise you if it is prepared to continue to offer you employment; and

(ii)you have no outstanding agreements or obligations, contracts, arrangements, understandings or otherwise, which in any way directly or indirectly, would preclude you from performing the duties of your employment and/or complying with the terms of this Agreement.

13.Other Provisions. This Agreement and the enclosures contain our entire understanding with respect to your employment with the Company and can be amended only in writing signed by a member of the Company’s management team. You specifically acknowledge that no promises, representations or commitments have been made to you that are not set forth in this Agreement. In the event that any provision or part of this Agreement is deemed void or invalid by a court, the remaining provisions or parts will remain in full force and effect. The rights which accrue to the Company under this Agreement shall pass to its successors or assigns, and by your signature on this Agreement you expressly consent to such assignment. Your rights under this Agreement are not assignable or transferable in any manner.

14.Governing law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario, without reference to conflicts of laws, and you hereby attorn to the exclusive jurisdiction of the courts of that province for the determination of any matter or issue arising from, or relating to, the interpretation or application of this Agreement.

15.Opportunity to Consider. You acknowledge and agree that you have taken the necessary time to consider this Agreement and have obtained (or, as a freely taken decision, chosen not to obtain) independent legal advice concerning the interpretation and effect of this Agreement.

*    *     *

Colin, if you are prepared to accept regular full-time employment with the Company in accordance with the terms and conditions outlined above, please sign the Employee’s Acceptance below, along with the policies and documents outlined above which require employee acknowledgment and return all of the signed documents to me. The extra copies are for your own personal files.

I ask that you review this offer and confirm your acceptance by April 15, 2019 no later than 5:00 p.m. ET, after which time this offer will automatically expire.

I am confident that you will be an invaluable addition to the team. In return, I believe that this position will provide you with an opportunity to further develop your skills and help achieve your professional and personal goals. We look forward to having you join our Company and to an excellent relationship.

Yours very truly,

FLUIDIGM CANADA INC.

/s/ Dmitry Bandura

Dmitry Bandura
General Manager & SVP Canadian Operations

Encls.    Confidential Information and Invention Assignment Agreement
    Job Description

EMPLOYEE’S ACCEPTANCE

I have read, understood and agree with the foregoing terms of this Agreement. I have had a reasonable opportunity to consider this Agreement, the enclosures and the matters set out therein. I accept employment with the Company on the terms and conditions set out in this Agreement and enclosures and agree that the terms and conditions set out in this Agreement and enclosures constitute a binding agreement between me and the Company.

I also acknowledge that my acceptance of this offer is conditional upon my obtaining the required work permit and/or necessary approvals so that I am eligible to work in Canada and, if this condition is not met for any reason, then I understand that this offer will be null and void and I will not become employed by the Company, even if I have already signed and returned this Agreement.

I agree to accept the notice (or pay in lieu of such notice), severance pay, if any, and the continuation of the Group Insurance Plan and the Group RRSP Plan, all as stipulated in this Agreement, in full satisfaction of any and all claims that I may have upon the termination of my employment without cause, including my rights under the ESA, and any rights which I may have at common law. I hereby waive any claim to any other payments or benefits from the Company, subject only to any further or other minimum statutory entitlements that are required under the ESA.

I specifically understand and agree that upon termination of my employment without cause, I will be eligible to receive notice (or pay in lieu of such notice), severance pay and any other payments or benefits in excess of the minimum requirements of the ESA only if I have signed and returned to the Company a full and final release in a form satisfactory to it. If I do not provide such a release, I understand and agree that I will only be entitled to that minimum notice (or pay in lieu of such notice), severance pay, if any, and any benefits continuation required by the ESA, in full satisfaction of any entitlements that I may have upon termination of employment.

Receipt of a copy of this Agreement and enclosures is hereby acknowledged.

/s/ Colin McCracken	April 14, 2019
Colin McCracken	Date

JOB DESCRIPTION
This position description is not an exhaustive list of the duties or functions to be performed in this role. You will be required to perform all acts, duties and obligations and comply with such orders as may be designated by the Company and which are reasonably consistent with the role, including as it evolves.

Title: Senior Vice President, Chief Commercial Officer
Date: September 1, 2019
Grade: 13
Reports to: Christopher Linthwaite
Summary:
The Chief Commercial Officer will be responsible for revenue growth within the organization, reporting to the CEO. The CCO will advocate and understand the voice of the customer and take a global perspective on market opportunities while continuing to build a commercialization infrastructure and organization to drive market adoption of Fluidigm products.

The CCO will lead in the assessment and prioritization of geographic as well as clinical market segments. This is a highly strategic role, requiring a senior commercial leader who is insightful, intelligent, creative and motivated to be part of the future of translational and clinical research.

The successful CCO will possess high energy, team-building skills and outstanding business acumen. This is an extraordinary opportunity to join an exceptional team with an exciting mission.

KEY ACCOUNTABILITIES & RESPONSIBILITIES
•Leadership: Define Fluidigm’s commercial path to growth and profitability and establish an effective growth process and infrastructure. Develop collaborative working relationships within the organization in pursuit of the company’s overall business goals.
•Marketing: Lead development and oversight of the company’s marketing strategy, with an emphasis on developing and executing on global product marketing strategy for all product lines. This includes strategy development, product roadmap design, investment strategy, product and pricing strategy, competitive positioning/differentiation and competitor tracking, and management of on-market product/s.
•Sales: Develop and execute on the company’s sales strategy across key market segments to ensure that the company identifies and optimizes a clear path to aggressive growth. Responsible for leading the development and implementation of the strategic plan for worldwide field service, service operations, service logistics and sales operations.
•Business Development: Collaborate with Business Development and provide leadership for enterprise-wide business development opportunities. Originate and manage business development opportunities that are consistent with the company’s strategy for revenue growth.
•Global Service and Support: Ensure that Fluidigm provides industry-leading technology and tools to enable customers through best-in-class service plans and a broad menu of options. This includes embracing innovation to deliver exceptional installation, repair and other services that contribute to a superior customer experience.
This role requires a senior commercial leader who is intelligent, creative and motivated to contribute significantly to Fluidigm’s success.

EXPERIENCE & EXPERTISE
•10+ years of commercial leadership experience
•Strong leadership skills
•Demonstrated experience in developing AND executing successful commercialization strategies for life science tools companies
•Strong and demonstrated strategic thinking skills
•Ability to think creatively and develop non-traditional solutions to complex business challenges
•Outstanding sales management skill
•Strong negotiation and analytical skills
•Ability to be hands-on and strategic
•In-depth knowledge of the biopharmaceutical industry and the immuno-oncology market
•In-depth understanding of the clinical market, including FDA and CMS regulations
•Demonstrated track record of strategic collaborations with biopharma
•Excellent verbal and written communication skills; a demonstrated executive presence
•Ability to be independent, resourceful and self-directed
In terms of the performance and personal competencies required for the position, we would highlight the following:

Commercial Acumen
Understands the customer needs and how to serve them; exceptional relationship-building skills; works effectively with the sales organization to drive revenue and fundamental marketing metrics such as Product definition, Pricing, Promotion and Placement (4Ps). Experienced in managing various channels, avoiding channel conflict, setting incentive plans for sell-through models and co-marketing agreements. Is good at learning new industry, company and product trends. Stays abreast of constant shifts and changes of the business and competition. Adheres to the highest professional standards to earn the client’s trust and respect while consistently applying honesty, fairness and candor.

Strategic Marketing
Sees ahead clearly; can anticipate future consequences and trends accurately; has broad knowledge and perspective; is future-oriented; can articulately paint credible pictures and visions of possibilities and likelihoods; can create competitive and breakthrough strategies and plans. Ability to develop effective, actionable growth strategies and adapt to market situation and competitive landscape.

Life Science Expertise
Domain Knowledge: Ability to understand markets and technology. Relevant Experience: Has led a multifunction business (R&D, product management, market development), at scale, with multiple segments; global experience with reagents and instruments.

Global Mindset
Recognizes and addresses issues that are outside national perspective. Issues are viewed without biases or limitations. Possesses a mindset informed by global experience; considers problems and opportunities from a global perspective. Is culturally aware and can conduct business in local terms.

Authentic Leader in Developing People and Teams
Able to move the needle on employee engagement. Experienced manager of people, programs and ideas. Proactive and results-oriented in a highly matrixed environment. Can attract, hire and retain great talent; develops strong teams; builds trust, loyalty and inspiration. Has ability to navigate ambiguity and to make tough calls when needed. Leads by example; self-aware of own strengths and opportunities.

Setting Strategy
•An entrepreneurial and creative approach to developing new, innovative ideas that will stretch the organization and push the boundaries within the industry.
•The ability to effectively balance the desire/need for broad change with an understanding of how much change the organization is capable of handling, to create realistic goals and implementation plans that are achievable and successful.
•The inclination to seek and analyze data from a variety of sources to support decisions and to align others with the organization's overall strategy.

Executing for Results
•The ability to set clear and challenging goals while committing the organization to improved performance; tenacious and accountable in driving results.
•A risk-taker who seeks data and input from others to foresee possible threats or unintended circumstances from decisions; someone who takes smart risks.
•A leader who is viewed by others as having a high degree of integrity and forethought in his/her approach to making decisions; has ability to act in a transparent and consistent manner while always taking into account what is best for the organization.

Relationships and Influence
•Naturally connects and builds strong relationships with others, demonstrating strong emotional intelligence and an ability to communicate clearly and persuasively.
•An ability to inspire trust and followership in others through compelling influence, powerful charisma, passion in his/her beliefs and active drive.
•Creates a sense of purpose/meaning for the team that generates followership beyond his/her own personality and engages others to the greater purpose for the organization.